EXHIBIT 99.1

NewMarket Corporation Reports First Quarter 2020 Results

•	Net Income of $85.5 Million and Earnings Per Share of $7.67

•	Petroleum Additives Operating Profit of $113.7 Million

•	Petroleum Additives Shipments Up 5.9%

•	252,383 Shares Repurchased

Richmond, VA, April 22, 2020 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2020.
Net income for the first quarter of 2020 was $85.5 million, or $7.67 per share, compared to net income of $62.2 million, or $5.57 per share, for the first quarter of 2019.
Sales for the petroleum additives segment for the first quarter of 2020 were $557.4 million, up 4.6% compared to the same period last year. Petroleum additives operating profit for the first quarter of 2020 was $113.7 million compared to $87.9 million for the first quarter of 2019. The increase was primarily due to higher shipments and lower conversion costs, with lower raw material costs offset by decreased selling prices. Petroleum additives operating margin was 17.5% for the rolling four quarters including the first quarter of 2020 which is in line with the historical ranges for our business. Shipments increased 5.9% between periods, with increases in lubricant additives shipments, partially offset by a slight decrease in fuel additives shipments. Europe, North America and Latin America were the drivers for the lubricant additive increases, partially offset by a decrease in Asia Pacific.
We are very pleased with the strong performance of our petroleum additives business in the first quarter, but we are expecting to see our operations for the remainder of the year impacted by the current economic environment. We are currently experiencing what we believe will be a short-term decrease in demand for lubricant and fuel additives due to the economic downturn resulting from government restrictions on the movement of people, goods and services in response to COVID-19. We expect to see a sizeable decline in shipments in the second quarter of 2020. While we do not know how long this downturn will last, we are encouraged by the recovery we have seen in our China business, which saw a reduction in shipments in the first quarter but has already shown signs of recovery. We expect the rest of the global market will also begin to recover when government restrictions on the movement of people are eased. The rate of recovery will depend heavily on the rate at which these restrictions are lifted. Our global business will see varying effects on demand that will differ by region based on our product portfolio and geographic coverage.
During the quarter, we funded capital expenditures of $20.1 million, paid dividends of $21.2 million, and repurchased 252,383 shares of our common stock for a total of $94.3 million, through a combination of borrowing under our revolving credit facility and cash from operations. In March, we entered into a new five-year, $900 million revolving credit facility that replaced our prior $850 million facility.
As we face the challenging economic environment ahead of us in 2020, we expect all our global operations, manufacturing plants and research and development centers will continue to be operational, and we will stay the course. The chemical industry and our products are recognized as essential for the transportation of goods and services. We are mindful first and foremost of our responsibility to protect the health and safety of our employees and have procedures in place at each of our operating facilities to help ensure their well-being. We are grateful for their hard work and dedication during these difficult times. We are working diligently with our customers to ensure their supply demands are met and will continue to work with them throughout this period as inventory needs will be fluctuating due to demands of the changing environment.
We will continue to focus on our long-term objectives and will remain well-positioned for the future with a strong balance sheet and conservative fiscal policy, even as we navigate the current economic downturn.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, April 23, 2020, to review first quarter 2020 financial results. You can access the conference call live by dialing 1-844-407-9500 (domestic) or 1-862-298-0850 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until April 30, 2020 at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 33966. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/33966. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden or sharp raw material price increases; competition from other manufacturers; current and future governmental regulations; the gain or loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters; terrorist attacks and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2019 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue:
Petroleum additives	$557,372	$532,679
All other	2,045	3,937
Total	$559,417	$536,616
Segment operating profit:
Petroleum additives	$113,671	$87,863
All other	335	511
Segment operating profit	114,006	88,374
Corporate unallocated expense	(4,231)	(5,094)
Interest and financing expenses	(7,104)	(8,012)
Other income (expense), net	7,407	5,540
Income before income tax expense	$110,078	$80,808
Net income	$85,541	$62,205
Earnings per share - basic and diluted	$7.67	$5.57

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2020	2019
Net sales	$559,417	$536,616
Cost of goods sold	378,510	383,747
Gross profit	180,907	152,869
Selling, general, and administrative expenses	35,715	36,773
Research, development, and testing expenses	35,506	33,224
Operating profit	109,686	82,872
Interest and financing expenses, net	7,104	8,012
Other income (expense), net	7,496	5,948
Income before income tax expense	110,078	80,808
Income tax expense	24,537	18,603
Net income	$85,541	$62,205
Earnings per share - basic and diluted	$7.67	$5.57
Cash dividends declared per share	$1.90	$1.75

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$178,662	$144,397
Trade and other accounts receivable, less allowance for credit losses	347,155	335,826
Inventories	371,002	365,938
Prepaid expenses and other current assets	34,115	33,237
Total current assets	930,934	879,398
Property, plant, and equipment, net	633,873	635,439
Intangibles (net of amortization) and goodwill	131,012	131,880
Prepaid pension cost	136,346	133,848
Operating lease right-of-use assets	57,437	60,505
Deferred charges and other assets	44,083	44,062
Total assets	$1,933,685	$1,885,132
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$178,457	$178,773
Accrued expenses	89,819	77,350
Dividends payable	19,020	19,217
Income taxes payable	7,460	10,632
Operating lease liabilities	13,060	14,036
Other current liabilities	5,096	8,887
Total current liabilities	312,912	308,895
Long-term debt	740,511	642,941
Operating lease liabilities - noncurrent	43,585	46,792
Other noncurrent liabilities	197,428	203,406
Total liabilities	1,294,436	1,202,034
Shareholders' equity:
Common stock and paid-in capital (without par value; issued and outstanding shares - 10,938,744 at March 31, 2020 and 11,188,549 at December 31, 2019)	0	1,965
Accumulated other comprehensive loss	(176,343)	(162,748)
Retained earnings	815,592	843,881
Total shareholders' equity	639,249	683,098
Total liabilities and shareholders' equity	$1,933,685	$1,885,132

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Three Months Ended March 31,
	2020	2019
Net income	$85,541	$62,205
Depreciation and amortization	21,369	21,939
Cash pension and postretirement contributions	(2,557)	(2,425)
Working capital changes	(42,058)	(63,426)
Deferred income tax expense	3,379	2,156
Capital expenditures	(20,106)	(10,353)
Net borrowings under revolving credit facility	97,424	16,072
Repurchases of common stock	(79,473)	0
Dividends paid	(21,160)	(19,579)
All other	(8,094)	(1,382)
Increase in cash and cash equivalents	$34,265	$5,207

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Three Months Ended March 31,
	2020	2019
Net Income	$85,541	$62,205
Add:
Interest and financing expenses, net	7,104	8,012
Income tax expense	24,537	18,603
Depreciation and amortization	20,859	21,654
EBITDA	$138,041	$110,474